Exhibit 10.5

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT is entered into this 17th day of November, 2008, and is by and among RIDGEWOOD GAS SERVICES LLC, a Delaware limited liability company (“RGS”), and RHODE ISLAND RESOURCE RECOVERY CORPORATION (“RIRRC”), a Rhode Island corporation.  RGS and RIRRC may sometimes be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, RIRRC is the owner of a certain landfill, commonly referred to as the “Central Landfill,” located in the Town of Johnston, County of Providence, State of Rhode Island (as expanded or otherwise modified from time to time, the “Landfill”);

WHEREAS, the current configuration of the Landfill, including the RIRRC Gas Collection System, the LKD Gas Collection System and the Condensate Control, Treatment and Disposal System (each as hereinafter defined) at the Landfill, are depicted on the Existing Site Plan attached hereto as Exhibit A;

WHEREAS, pursuant to the Existing Gas Services Agreement, RGS has operated the RIRRC Gas Collection System, and pursuant to the CGLP Gas Services Agreement, RGS had operated the LKD Gas Collection System;

WHEREAS, as of December 31, 2007, pursuant to the Termination and Assignment Agreement dated December 20, 2007 among CGLP, LKD, Ridgewood Providence Power, RGS and Rhode Island Gas Management LLC, RGS acquired the LKD Gas Collection System from LKD and terminated the CGLP Gas Services Agreement;

WHEREAS, pursuant to the Services Agreement, RGS will continue to operate the RIRRC Gas Collection System and the LKD Gas Collection System;

WHEREAS, pursuant to the Site Lease, RIRRC is granting to Rhode Island LFG Genco, LLC, a Delaware limited liability company and the sole member in RGS (“RILG”), the right to construct and operate the RILG Facilities and certain rights with respect to the Landfill Gas produced at the Landfill; and

WHEREAS, RIRRC and RGS now desire to enter into this Agreement to enable RGS to acquire the RIRRC Gas Collection System and the Condensate Control, Treatment and Disposal System subject to the terms and conditions set forth herein;

NOW THEREFORE, the Parties agree as follows:

ARTICLE I:   TERM/DEFINITIONS

 1.1           Definitions.  Capitalized terms not otherwise defined herein have the meanings given to them in the Schedule of Definitions attached hereto.

 1.2           Certain Interpretive Matters.  In this Agreement, unless the context otherwise requires, the singular shall include the plural, the masculine shall include the feminine and neuter, and vice versa.  The term “includes” or “including” shall mean “including without limitation.” References to a section, article, exhibit or schedule shall mean a section, article, exhibit or schedule of this Agreement unless the context requires otherwise.  All exhibits, annexes, schedules and other attachments to this Agreement are hereby deemed to be attached to this Agreement and incorporated herein by reference.  The headings in this Agreement are included for convenience of reference only and shall not in any way affect the meaning or interpretation of this Agreement.  The definitions of agreements, contracts and other documents contained in this Agreement which describe such agreements, contracts or documents are not intended to be a complete description of all terms of such agreements, contracts or documents and shall not in any way affect the interpretation of such agreements, contracts or documents.  Whenever a representation and warranty is made in this Agreement “to the knowledge” of a party, the knowledge is the actual and constructive knowledge of the directors, officers, and management level personnel of the party.

ARTICLE II: PURCHASE AND SALE

 2.1           Purchase and Sale of Assets.  Prior to the Commercial Operation Date, RGS may purchase and acquire from RIRRC (the “Purchase”), and upon the request of RGS (as described below), RIRRC shall sell, assign, convey and transfer to RGS, all of RIRRC’s right, title and interest in and to the RIRRC Gas Collection System and the Condensate Control, Treatment and Disposal System, together with the associated warranties, licenses, contracts and other contractual rights and other assets, which are listed in Exhibit B (collectively, the “Assets”) on any date after the provision by RILG or an Affiliate of RILG of a notice to proceed with construction of the RILG Facilities to a construction contractor retained by RILG or such Affiliate to construct such RILG Facilities.  RGS shall exercise its right to purchase the Assets under this Section 2.1 by providing a written notice of such exercise to RIRRC, and the Purchase shall occur on a date prior to the Commercial Operation Date (the “Acquisition Date”) selected by RGS in its sole discretion that is at least ten (10) Business Days after the date on which RGS provides such notice.  The Purchase will be made or not made by RGS in its sole discretion (subject to the conditions described in this Section 2.1), and nothing set forth in this Agreement shall be deemed to obligate RGS to acquire the Assets at any time.

 2.2           Excluded Assets.  Notwithstanding anything to the contrary in this Agreement, there shall be excluded from the Assets to be sold, assigned, transferred, conveyed or delivered to RGS hereunder, and to the extent in existence on the Acquisition Date, there shall be retained by RIRRC, any and all right, title or interest to the following assets, properties and rights (collectively, the “Excluded Assets”):

(a)           the LCS; and

(b)           any right, title or interest of RIRRC with respect to Environmental Attributes, which Environmental Attributes are subject to and addressed under the Existing Environmental Attribute Agreements or the Site Lease.

 2.3           Purchase Price.  The total consideration to be paid by RGS and received by RIRRC for the Assets shall be $1.00 (the “Purchase Price”).

 2.4           Books and Records.  On the Acquisition Date, (i) RIRRC shall sell, convey, transfer, assign and deliver to RGS all books, operating records, safety and maintenance manuals, engineering design plans, blueprints and as-built plans and surveys, compliance plans, safety plans and records, environmental procedures and similar records of RIRRC or in RIRRC’s possession relating to RIRRC’s ownership, operation or maintenance of the Assets other than and specifically excluding all tax records, Tax Returns, working papers, business records and other related documents dealing with the management and compliance of RIRRC as a business entity (“Books and Records”).  RIRRC shall be entitled to retain copies of any or all of the Books and Records and RGS agrees that it will make such Books and Records reasonably available to RIRRC in order to review and make copies at RIRRC’s expense of such Books and Records from time to time after the Acquisition Date during normal business hours and following reasonable notice.  RIRRC shall be entitled to use its copies of such Books and Records and all information contained therein for such purposes as may be deemed necessary and appropriate by RIRRC in connection with all regulatory filings or other activities involving any Governmental Body, filing of Tax Returns and all other government matters reasonably related to RIRRC’s prior ownership of the Assets.

 2.5           Closing.  The closing of the Purchase (the “Closing”) shall take place, on the terms and subject to the conditions of this Agreement, on the Acquisition Date at the offices of Adler Pollock & Sheehan P.C., One Citizens Plaza, 8th Floor, Providence, Rhode Island, or such other place as the Parties mutually agree.  The Closing shall be effective for all purposes as of 12:01 A.M. Eastern Time on the Acquisition Date.

 2.6           Closing Documents.  At the Closing, each of the following agreements, certificates or other documents required to consummate the Purchase shall be executed and delivered by the Parties thereto, or if previously executed and delivered, shall be in full force and effect (collectively, the “Closing Documents”):

(a)           the Related Agreements;

(b)           the Bill of Sale, dated the Acquisition Date, with respect to the Assets substantially in the form attached hereto as Exhibit C; and

(c)           such other instruments, documents and certificates reasonably required to consummate the Purchase contemplated hereby.

ARTICLE III: COVENANTS.

 3.1           Further Assurances.  Each of the Parties will use commercially reasonable efforts to take all actions and to do all things necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement on or as soon as practicable after the Acquisition Date.

 3.2           Filings.  Without limiting the generality of Section 3.1(a), RIRRC and RGS agree to provide to each other, or to such Person as either shall reasonably direct, such information relating to RIRRC or RGS as the other party reasonably deems appropriate for purposes of providing Governmental Bodies or any other Person requiring notice thereof with appropriate notice of the transactions contemplated hereby.  The Parties shall consult with each other as to which Party should be principally responsible for, and the appropriate time of, filing any notifications or requests for approval required hereunder in connection with the consummation of the transactions herein contemplated and shall use their commercially reasonable efforts to make such filings at the agreed upon times, to respond promptly to any requests for additional information made by any Governmental Authorities, and to cause the applicable waiting periods to terminate or expire at the earliest possible date after each date of filing.  The Parties will keep each other informed of the progress and actions related to complying with and completing all actions and requirements provided in this Agreement.  Each party is responsible for its own fees, expenses and costs in respect of any filing.

 3.3           Waivers.  (a)  RIRRC waives any rights it had to acquire or assume responsibility for the operation or maintenance of the LKD Gas Collection System pursuant to the Existing Gas Services Agreement or the CGLP Gas Services Agreement.

                 (b)           RIRRC waives, and agrees that it will not exercise, any right to reacquire the Assets or to acquire any other assets of RGS by eminent domain or other statutory or common law right that it may otherwise have to reacquire the Assets or to acquire any other assets of RGS.

 3.4           Permits, Licenses and Contracts.  As of the Acquisition Date, RIRRC shall assign to RGS any of the Permits held by RIRRC that are capable of being assigned by RIRRC to RGS and that are required to be held in the name of RGS in order to permit RGS to own, operate and maintain the Gas Collection Systems and the CCS.

 3.5           Title to Landfill Gas and Environmental Attributes.  RIRRC and RGS hereby acknowledge that, while RGS will own and/or operate the Gas Collection Systems, it does not and will not at any time have title to the Landfill Gas in the Gas Collection Systems or to any Environmental Attributes originally arising or created on or after the Effective Date, which title shall at all times vest in RILG.

 3.6           License.  (a) Effective upon the Acquisition Date and continuing for the term of the Site Lease and subject to the terms of this Agreement, RIRRC hereby conveys to RGS, and RGS hereby accepts from RIRRC, the sole and exclusive possession and occupancy of the portions of the Landfill on which the RIRRC Gas Collection System, the CCS and RGS’ other facilities are located, as denoted on the Existing Site Plan, as revised from time to time (subject to RIRRC’s rights thereto as set forth herein), for the purposes set forth herein, including without limitation in such ways as may be related to and necessary, appropriate or convenient for the operation and maintenance of the Gas Collection Systems, the CCS and RGS’ other facilities, including but not limited to the right (A) to bring onto and store on the Landfill all equipment, lubricants, solvents and the like used in any aspect of the operation of the Gas Collection Systems and the CCS and (B) to perform any act required by or permitted under any Permit, Legal Requirements and/or Environmental Law relating to the Services as contemplated under this Agreement.

 (b)           All activities conducted by RGS, its employees, representatives, agents, contractors and subcontractors at the Landfill shall be (i) at RGS’ sole risk and responsibility, (ii) conducted in a manner that does not unreasonably interfere in any respect with RIRRC’s operation of the Landfill, and (iii) conducted in compliance with all applicable Legal Requirements, including requirements of any Permits relating to the Landfill.

 (c)           RIRRC reserves a right of reasonable access to the portions of the Landfill to which RGS has a license hereunder.  RIRRC shall exercise such right of access in a manner that does not unreasonably interfere with RGS’ rights hereunder, unless RIRRC’s purpose is to exercise its rights and remedies under this Agreement following a default by RGS under, or a termination of, this Agreement.  Except in the case of emergencies where prior notice shall not be required, such right of access shall be exercised by advanced written notice to RGS in a timely manner appropriate under the circumstances.  RIRRC also reserves the right to grant to third parties easements or other access rights to the Landfill as deemed necessary or appropriate by RIRRC for its use and operation of the Landfill and to comply with applicable Legal Requirements, such third parties to include, but not be limited to, any Governmental Body, utility providers, electricity or other power generators or providers and RIRRC contractors, provided, however, that such easements or access rights do not unreasonably interfere with the rights granted to RGS under this Agreement.

 3.7           Condition of Assets.  Prior to the Acquisition Date and subject to RGS’s obligations under the Services Agreement, RIRRC shall maintain the Assets in the ordinary course consistent with Good Engineering Practices (including the continued scheduling and performance of regular and customary maintenance and maintenance overhauls), unless otherwise contemplated by this Agreement or with the prior written consent of RGS.  Without limiting the generality of the foregoing, RIRRC shall not, without the consent of RGS:

(a)        sell, lease (as lessor), transfer or otherwise dispose of, any Assets, other than as used, consumed or replaced in the ordinary course of business consistent with Good Engineering Practices, or materially encumber, pledge, mortgage or suffer to be imposed on any Assets any material encumbrance;

(b)        make any material change in the levels of inventories customarily maintained by RIRRC with respect to the Assets, except in the ordinary course of business and such changes that are consistent with Good Engineering Practices; or

(c)        terminate, materially amend or otherwise materially modify any material contract, lease or Permit other than in the ordinary course of business, as required by any Governmental Body, as may be required in connection with any Legal Requirement, or as may be required in connection with transferring RIRRC’s rights or obligations thereunder to RGS pursuant to this Agreement.

ARTICLE IV:   REPRESENTATIONS AND WARRANTIES OF RGS

RGS hereby represents and warrants to RIRRC as follows as of the Effective Date:

 4.1           Brokers or Finders.  No agent, broker, investment or commercial banker, Person or firm acting on behalf of RGS or under the authority of RGS is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, directly or indirectly in connection with the Purchase contemplated herein.

 4.2           Independent Investigation.  RGS acknowledges that (a) it has been provided access to the Landfill, the Books and Records, and the officers and employees of RIRRC relating to the Assets as part of its due diligence in its evaluation regarding the Purchase and (b) in making the decision to enter into this Agreement and consummate the Purchase contemplated hereby, RGS has relied on both its “due diligence” as outlined above and on the representations, warranties, covenants and agreements of RIRRC set forth in this Agreement, the other Related Agreements and the Closing Documents.  Accordingly, RGS acknowledges that, except as expressly set forth herein, in the other Related Agreements or in any Closing Document and subject to all the terms and conditions hereof, RIRRC HAS NOT MADE, AND RIRRC HEREBY EXPRESSLY DISCLAIMS AND NEGATES, ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE RELATING TO THE PHYSICAL CONDITION, DESIGN AND/OR LAYOUT OF THE ASSETS OR ANY OF THEM, INCLUDING ANY OTHER REPRESENTATION OR WARRANTY REGARDING ANY INFORMATION, DATA, OR OTHER MATERIALS (WRITTEN OR ORAL) FURNISHED TO RGS BY OR ON BEHALF OF RIRRC.  UNLESS OTHERWISE EXPRESSLY SET FORTH HEREIN OR IN THE OTHER RELATED AGREEMENTS, RIRRC FURTHER SPECIFICALLY DISCLAIMS ANY REPRESENTATION OR WARRANTY OF ANY KIND, EXPRESS OR IMPLIED, REGARDING THE VALUE OF THE ASSETS OR THE PROSPECTS (FINANCIAL OR OTHERWISE), RISKS AND OTHER INCIDENTS OF SUCH ASSETS.  EXCEPT AS EXPRESSLY SET FORTH HEREIN OR IN THE OTHER RELATED AGREEMENTS, THE ASSETS ARE BEING ACQUIRED IN AN “AS-IS, WHERE-IS” CONDITION WITHOUT REPRESENTATION OR WARRANTY OF CONDITION, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; PROVIDED, HOWEVER, THAT NO DISCLAIMER HEREIN SHALL APPLY TO ANY ADVERSE CONDITION OF THE ASSETS RESULTING FROM RIRRC’S BREACH OF THE EXISTING GAS SERVICES AGREEMENT, NEGLIGENCE OR WILLFUL MISCONDUCT.

ARTICLE V:   REPRESENTATIONS AND WARRANTIES OF RIRRC

RIRRC hereby represents and warrants to RGS as follows as of the Effective Date:

 5.1           Related Agreements.  To the best of RIRRC’s knowledge, without further investigation, there is no agreement relating to the ownership and operation of the RIRRC Gas Collection System and the CCS other than the Existing Gas Services Agreement and the Related Agreements.

 5.2           Assets.  RIRRC has not, either individually or jointly, mortgaged, pledged or subjected to any encumbrance, either voluntarily or involuntarily, any portion of the Assets, and RIRRC will convey good and marketable title to the Assets to RGS, at Closing, free and clear of any encumbrance or hypothecation of any sort whatsoever.  RIRRC has not decreased in any material respect any expenditures made with respect to the maintenance and repairs of the Assets, nor has RIRRC experienced any damage to or destruction or loss of any portion of the Assets or property constituting a portion of the Assets, whether or not covered by insurance, materially and adversely affecting the Assets and/or its business financial condition.  The Assets, specifically the RIRRC Gas Collection System and the CCS, are in good operating condition and in a good state of repair.

 5.3           Brokers or Finders.  No agent, broker, investment or commercial banker, person or firm acting on behalf of RIRRC or under the authority of RIRRC is or will be entitled to any broker’s or finder’s fee or any other commission or similar fee, payable by RGS in connection with the Purchase.

ARTICLE VI:   INDEMNIFICATION

 6.1           RGS Indemnification.  Except with respect to indemnification for Environmental Claims, which are subject to Section 6.3 hereof, RGS shall defend, indemnify and save and hold RIRRC, its Affiliates, employees, directors, officers, representatives, successors and assigns, jointly and severally harmless from and against any and all claims, demand, losses, costs (including, without limitation, attorney’s fees and legal costs), expenses, damages, suits, actions, proceedings, causes of action, obligations and liabilities of whatever character (each individually, a “Loss) due to: (a) injury to or death of persons, (including RGS’ employees and notwithstanding any defense to such indemnification available to RGS under any worker’s compensation statute), and (b) loss or destruction of or damage to property; provided that, in the case of (a) and (b) above, such indemnity obligation is limited to the extent of Loss caused by (x) RGS’ ownership of the Gas Collections Systems and the Condensate Control, Treatment and Disposal System on and after the Acquisition Date, (y) any violation by RGS of any Legal Requirement or (z) any breach of this Agreement (including representation or warranty herein) intentional misconduct, negligent act or omission of RGS or its employees and RGS’ subcontractors or their employees or anyone acting on RGS’ behalf.  Notwithstanding the above, nothing in this provision shall be construed to limit any right that RGS may have to seek common law statutory indemnity and/or contribution from RIRRC.  RGS’ indemnification obligation is limited to the extent of RGS’ assets.  The Parties agree that recourse under this provision shall be limited to RGS, its successors and assigns and the Parties shall not assert claims against any Affiliate of RGS (other than a successor or assignee of RGS) for recovery under this provision.

 6.2           RIRRC Indemnification.  Except with respect to Environmental Claims, which are subject to Section 6.3 hereof, RIRRC shall defend, indemnify, save and hold RGS, its Affiliates, employees, directors, officers, representatives, successors and assigns, jointly and severally harmless from and against any Loss due to: (a) any flares on the Landfill not having all of the required Permits on the Acquisition Date, (b) injury to or death of persons, (including, without limitation, RIRRC employees and notwithstanding any defense to such indemnification available to RIRRC under any worker’s compensation statute), or (c) loss or destruction of or damage to property; provided that, in the case of (b) and (c) above, such indemnity obligation shall be limited to the extent of Loss caused by (x) RIRRC’s ownership of the RIRRC Gas Collection System and the Condensate Control, Treatment and Disposal System prior to the Acquisition Date, (y) any violation by RIRRC of any Legal Requirement or (z) any breach of this Agreement (including any representation or warranty herein) intentional misconduct, negligent act or omission of RIRRC or its employees and RIRRC’s subcontractors (except RGS, Ridgewood Generation, or any of RGS’ or Ridgewood Generation’s successors, assigns or Affiliates) or their employees or anyone acting on RIRRC’s behalf.  Notwithstanding the above, nothing in this provision shall be construed to limit any right that RIRRC may have to seek common law or statutory indemnity and/or contribution from RGS.

 6.3           Environmental Indemnity.  (a)  RIRRC shall indemnify, defend and save and hold RGS and each of its partners, Affiliates, employees, directors, officers, representatives, successors and assigns, jointly and severally, harmless from and against any Environmental Claim arising after the Acquisition Date, including, but not limited to, reasonable expenses for legal (including, without limitation, attorney’s fees), accounting, consulting, engineering, investigation, cleanup, response, removal and/or disposal and other remedial costs, directly or indirectly imposed upon, incurred by or asserted against RGS arising out of or in connection with any Environmental Claims by any person or person (including, without limitation, a Governmental Body) not arising from RGS’ gross negligence or intentional misconduct; provided, however, that the indemnification provided under this Section 6.3(a) shall not include fines and penalties under any Environmental Law to the extent that such fines and penalties do not exceed $250,000 in any year.

(b)           RGS shall indemnify, defend and save and hold RIRRC and each of its partners, Affiliates, employees, directors, officers, representatives, successors and assigns, jointly and severally, harmless from and against any Environmental Claim arising after the Acquisition Date, including, but not limited to, reasonable expenses for legal (including, without limitation, attorney’s fees), accounting, consulting, engineering, investigation, cleanup, response, removal and/or disposal and other remedial costs, directly or indirectly imposed upon, incurred by or asserted against RIRRC arising out of or in connection with any Environmental Claims by any person or person (including, without limitation, a Governmental Body) arising from RGS’ gross negligence or intentional misconduct.

 6.4           Notice Required, Cooperation.  An Indemnified Party seeking to be indemnified under this Agreement shall provide the Indemnifying Party from which it is seeking such indemnification prompt written notice of the matter for which such Indemnified Party is seeking indemnification.  Such notice seeking indemnification shall set forth the particulars of the claim and include a copy of any claim, petition, complaint or other writing giving rise to such claim for indemnification.  Such Indemnifying Party shall provide written acknowledgment that either it will assume the defense and indemnification hereunder or disputes that indemnification applies within fourteen (14) days of receipt of notification of a claim.  Upon such acknowledgment by the Indemnifying Party that it will assume the defense and indemnification of such claim, such Party may assert any defenses it deems advisable in its sole discretion, including, without limitation, defenses that are or would otherwise be available to the Indemnified Party(ies).  The Indemnified Party shall cooperate with the defense of any claim.  Cooperation shall include, but not be limited to, permitting counsel selected by the Indemnifying Party to represent it; making any officers or employees available to defense counsel for interview or to give testimony; making the facility or site available to defense counsel and any experts hired in connection with the defense of any claim; and making all documents and things relevant to the claim available to defense counsel.  The indemnification provided hereunder shall include any reasonable costs incurred by the Indemnified Party at the request of, or to cooperate fully with, the Indemnifying Party.  The Indemnified Party may not compromise or settle the claim without waiving indemnification hereunder unless it first obtains the prior written consent of the Indemnifying Party.  If the Indemnifying Party fails or refuses to assume the defense of any claim for which it has been given notice under this Section, the Indemnified Party may itself defend against such claim, and, after commencing to defend against such claim, shall have no further obligation to involve the Indemnifying Party in the defense.  In such event, to the extent the Indemnified Party is determined to be entitled to indemnity hereunder, the Indemnifying Party shall be obligated to pay the amount of any Loss, and, in addition, the Indemnifying Party shall pay all costs, including, without limitation, reasonable legal expenses, incurred by the Indemnified Party in defending and/or settling such claim.

ARTICLE VII: LIMITATION OF DAMAGES

 7.1           Limitation of Remedies, Liability and Damages.  NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, BY STATUTE, IN TORT OR CONTRACT UNDER ANY INDEMNITY PROVISION OR OTHERWISE.

 7.2           Mitigation.  Each Party agrees that the provisions of this Agreement set forth the rights and obligations of the Parties in the event of a breach of the terms hereof, and that in the case of any provision for which one or more express remedies or measure of damages is herein provided, neither Party shall have any duty to mitigate any such damages that it may incur as a result of the other Party’s performance or non-performance of this Agreement, except to the extent the terms of this Agreement expressly require the taking of action that would constitute such a mitigation.  Each Party shall have the duty to mitigate any damages for which no express remedies or measure of damages is herein provided.

ARTICLE VIII:   MISCELLANEOUS

 8.1           Notices.  All notices, requests, demands, claims, consents and other communications or deliveries provided for in this Agreement shall be in writing and delivered by messenger, prepaid first class registered mail, or by e-mail, first class mail, or facsimile confirmed by prepaid first class registered mail to a party at its address specified below or to such other person or address as shall be designated by such party in a written notice to the sender.  All such notices and communications shall be effective: (a) if mailed, on the day that receipt of delivery is received by the party sending the notice; (b) on the next Business Day for the intended recipient after being delivered to a service for overnight delivery; (c) if sent by facsimile or by e-mail, on the day transmitted by facsimile or by e-mail; provided, that any notice so delivered after 5 p.m. local time at the location of the intended recipient; shall be effective on the next Business Day of the intended recipient; or (d) if by personal service, upon delivery:

If to RIRRC: Rhode Island Resource Recovery Corporation 65 Shun Pike Johnston, Rhode Island 02919-4512 Attn: Director of Regulatory Compliance Fax: (401) 942-9814	With a copy to: Rodio & Ursilio Ltd. 86 Weybosset St. Providence, RI 02903 Attn: Joseph Rodio, Esq. Fax: (401) 331-0436
If to RGS: Ridgewood Gas Services LLC c/o Ridgewood Renewable Power LLC 947 Linwood Avenue Ridgewood, New Jersey 07450 Attn: General Counsel Fax: (201) 447-0474	With a copy to: Day Pitney LLP 242 Trumbull Street Hartford, CT 06103 Attn: Paul N. Belval, Esq. Fax: (860) 275-0343
 8.2           Claims, Disputes, Governing Law.

(a)           Any claim or dispute which either Party may have against the other, arising out of this Agreement, shall be submitted in writing to the other Party not later than ninety (90) days after the circumstances which gave rise to the claim or dispute having taken place.  The submission of any claim of dispute shall include a brief, concise statement of the question or issue in dispute, together with the relevant facts and documentation to fully support the claim.

(b)           If any such claim or dispute arises, the Parties shall use their commercially reasonable efforts to resolve the claim or dispute, initially through good faith negotiations or upon the failure of such negotiations, through Alternative Dispute Resolution (“ADR”) techniques in accordance with procedures mutually agreed to by the Parties.  However, as part of any such procedure, the Parties agree not to withdraw from any such ADR procedure until a decision or ruling has been issued.  The Parties specifically agree, however, that any such decision shall be non-binding and any Party is free, after the receipt and review of such decision or ruling, to proceed in accordance with Section (c) hereof.

(c)           If any claim or dispute arising hereunder is not resolved pursuant to Section (b) hereof, either Party may, upon giving written notice, initiate litigation to submit such claim or dispute to the Providence County Superior Court and that the law of the State of Rhode Island, irrespective of its conflict of laws provisions shall govern.  Notwithstanding anything contained in this Section 8.2, no party waives its right to seek injunctive relief to protect, secure and maintain its rights, with such right to seek injunctive relief also brought in the Providence County Superior Court.

 8.3           No Partnership or Joint Venture.  Nothing in this Agreement shall be construed as creating a partnership or joint venture among the Parties or creating liability on the part of one Party for the acts or omissions of any other Party.

 8.4           Waiver.  Waiver by a Party of any breach of this Agreement shall not constitute a waiver of any other breach or of any future breach.

 8.5           Assignment.

(a)           Neither Party shall effect an Assignment of this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.  Notwithstanding the foregoing, either Party may, without the need for consent from the other Party (and, except as hereinafter provided, without relieving itself from liability hereunder), make an Assignment of this Agreement (i) to an Affiliate of such Party upon the other Party’s receipt of proof satisfactory to it of such assignee’s financial security or (ii) for Financing Assignment.  Any assignee of all or any portion of a Party’s interest hereunder shall assume and agree in writing to perform all of the obligations of its assignor arising hereunder after the effective date of such Assignment.  Any Party making an Assignment (the “Assignor”) pursuant to this Section 8.5 shall promptly notify the other Party thereof and furnish such Party a copy of such Assignment.

(b)           In the event that either Party makes a Financing Assignment as contemplated by this Section 8.5, the other Party shall, upon the reasonable request of the Assignor, cooperate with the Assignor in order to deliver such customary additional documentation as the Lender may reasonably request in order to effectuate the financing transaction.  Such additional documentation may include the following (without limitation): (1) an acknowledgment by the non-assigning Party of the Financing Assignment; (2) an estoppel certificate confirming the absence of (or identifying existing) breaches of this Agreement by either of the Parties; and (3) an Agreement under which the non-assigning Party will provide the Lender with (A) all notices of default and/or termination of this Agreement, (B) upon default by the Assignor under this Agreement, rights of the Lender to cure such defaults and otherwise perform the obligations of the Assignor under this Agreement, (C) upon default by the Assignor with respect to the financing transaction, “step-in” rights of the Lender (or an assignee of that Lender) (a “Lender Assignee”) to assume the rights and obligations of the Assignor under this Agreement without the consent of the non-assigning Party, and (D) the right of the Lender to receive direct payments of any amounts due to the Assignor.  Neither the Lender nor a Lender Assignee shall be deemed to have assumed the obligations of Assignor under this Agreement until the Lender or such Lender Assignee acquires the rights of Assignor under this Agreement by virtue of the exercise by Lender of its foreclosure or “step-in” rights.  In addition, having assumed the obligations of Assignor hereunder, the Lender (but not the Assignor) shall be released from liability under this Agreement upon the Lender’s assignment of this Agreement to a Lender Assignee, provided such Lender Assignee assumes all obligations of Assignor hereunder.

(c)           This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

 8.6           Entire Agreement.  This Agreement and all Exhibits constitute the sole agreement and understanding between the Parties pertaining to the transactions contemplated herein, and no representations, warranties or inducements, express or implied, have been made by either Party to the other except as set forth herein.  No modification, amendment or alteration of the terms herein contained shall be binding unless such modification or alteration is in writing, dated subsequent hereto, and duly executed by an authorized officer of the Parties hereto.

 8.7           Severability.  Should any provision of this Agreement be held unenforceable in law, such provision shall be severed from this Agreement and the balance of the Agreement shall be binding on the Parties as if the severed provision had never existed, unless the performance of the Agreement is thereby rendered legally impractical or no longer fulfills the Parties’ objectives.

 8.8           Conflicts; Controlling Agreement.  This Agreement and the Related Agreements shall be construed harmoniously to the greatest practicable extent; however, notwithstanding the foregoing, in the event of any conflict between this Agreement and/or the Related Agreements relating to the subject matter of this Agreement, the Site Lease shall govern.

 8.9           Survivability.  Article VI and Article VIII shall survive the termination or expiration of this Agreement.  In addition, applicable provisions of this Agreement shall survive for the period designated in such provisions or, if no such period is designated, to the extent and for a period of time necessary to satisfy any outstanding obligations and provide for final billings and payments or adjustments relating to the period of time prior to termination or expiration.

 8.10         No Third Party Beneficiaries.  Nothing contained herein is intended or shall be deemed to create or confer any rights upon any third person not a party hereto, whether as a third-party beneficiary or otherwise, except as expressly provided herein.

 8.11         Multiple Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it will not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one of such counterparts, provided that the counterpart produced bears the signature of the Party sought to be bound.

 8.12         Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of RIRRC and RGS, and their respective successors and permitted assigns.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the Parties have set their hands as of the date first set forth above.

RIDGEWOOD GAS SERVICES LLC
By:	Ridgewood Management Corporation,
its Manager

By:	/s/ Randall D. Holmes
Name:	Randall D. Holmes
Title:	President and Chief Executive Officer

RHODE ISLAND RESOURCE RECOVERY CORPORATION

By:	/s/ Michael J. O’Connell
Name:	Michael J. O’Connell
Executive Director
Title:

Signature Page to Purchase and Sale Agreement

Exhibit A

Existing Site Plan

Exhibit B

Assets

The following are “Assets” under this Agreement:

The RIRRC Gas Collection System and the Condensate Control, Treatment and Disposal System, as shown on the attached plan, and any other meters, pipes, wells, traps, valves and other equipment and inventory used in connection with the management and use of the RIRRC Gas Collection System and the Condensate Control, Treatment and Disposal System.

Exhibit C

Form of Bill of Sale

BILL OF SALE

This Bill of Sale (“Agreement”) is made as of this [__] day of [ ], [ ], by RHODE ISLAND RESOURCE RECOVERY CORPORATION, a Rhode Island corporation (“RIRRC”), to RIDGEWOOD GAS SERVICES LLC, a Delaware limited liability company (“RGS”).  All terms not otherwise defined herein shall be defined as set forth in the Purchase and Sale Agreement (as defined below).  RIRRC and RGS may sometimes be referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, pursuant to that certain Purchase and Sale Agreement dated as of November 17, 2008 by and among RIRRC and RGS (the “Purchase and Sale Agreement”), RIRRC has agreed to sell, assign, convey and transfer certain assets to RGS;

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, RIRRC, intending to be bound, agrees as follows:

1.           Subject to Section 2 below, RIRRC hereby sells, assigns, conveys and transfers to RGS, its successors and assigns, all of RIRRC’s right, title and interest, legal and equitable, in and to all of the following:

The RIRRC Gas Collection System and the Condensate Control, Treatment and Disposal System, together with associated warranties, licenses, contracts, other contractual rights and other personal property set forth on Exhibit A attached hereto (the “Assets”).

2.           RGS hereby covenants and agrees that aside from specific representations or warranties set forth herein or in the Purchase and Sale Agreement and the other Related Agreements, RIRRC makes no representations or warranties with respect to the Assets or their fitness of purpose for which RGS is acquiring them.  Each Party hereby confirms the representations and warranties made by it in the Purchase and Sale Agreement.

3.           Subject to Section 2 hereof, RIRRC covenants and agrees to warrant and defend title to the Assets against the claims of any person, firm, corporation or association.

4.           RIRRC hereby covenants that from time to time after the delivery of this Agreement, RIRRC shall, at the request of RGS, execute and deliver such further instruments of conveyance, transfer and assignment and take such other action as may reasonably be requested in order to convey, transfer and assign more effectively to RGS the Assets, to confirm title of RGS thereto or to assist RGS in exercising rights thereto.

5.           Nothing in this Agreement, express or implied, is intended or shall be construed to give to any Person, other than RGS and RIRRC and their respective successors and assigns, any right, remedy, claim or cause of action under or by reason of this Agreement, or any terms, covenants or conditions hereof.

6.           This Agreement is effective as of the date first written above.

7.           This Agreement shall be governed by the laws of the State of Rhode Island, without application of principles of conflicts of laws.

8.           The Parties shall resolve any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or validity hereof pursuant to Section 8.2 of the Purchase and Sale Agreement.

9.           This Agreement shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.

10.         This Agreement, together with the Purchase and Sale Agreement, constitutes the sole agreement and understanding between the Parties pertaining to the transactions contemplated herein and therein, and supercede all prior agreements and understandings, whether oral or written, relating to the subject matter of this Agreement and the Purchase and Sale Agreement and no representations, warranties or inducements, express or implied, have been made by either Party to the other except as set forth herein and in the Purchase and Sale Agreement.  No modification, amendment or alteration of the terms herein contained shall be binding unless such modification or alteration is in writing, dated subsequent hereto, and duly executed by an authorized officer of the Parties hereto.

11.         Should any provision of this Agreement be held unenforceable in law, such provision shall be severed from this Agreement and the balance of the Agreement shall be binding on the Parties as if the severed provision had never existed, unless the performance of the Agreement is thereby rendered legally impractical or no longer fulfills the Parties’ objectives.

12.         This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it will not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one of such counterparts, provided that the counterpart produced bears the signature of the Party sought to be bound.

13.         Waiver by a Party of any breach of this Agreement shall not constitute a waiver of any other breach or of any future breach.

[Signature page below]

IN WITNESS WHEREOF, RIRRC and RGS have executed this Agreement as of the date first set forth above.

In the presence of:	RHODE ISLAND RESOURCE RECOVERY CORPORATION

By:
Witness		Name:
Title:

RIDGEWOOD GAS SERVICES LLC

	By:	Ridegewood Power Management
Corporation, its Manager
Witness

By:
Name:
Title:

Attachment

Schedule of Definitions

[See Attachment to Amended and Restated Site Lease and Landfill Gas Delivery Agreement]